Exhibit 99.1

WaterBridge Announces Second Quarter 2026 Results

Reports second quarter 2026 produced water handling volumes of 2.6 million barrels per day and revenue of $217.8 million, representing quarter-over-quarter growth of 6% and 8%, respectively

Announces strategic acquisition of Ranger Water Midstream in Lea County, New Mexico

Announces doubling of environmental waste management business facilities and scale through agreement to acquire the Northern Delaware Basin Landfill in Lea County, New Mexico, and greenfield investment in constructing a fourth waste management facility in the Stateline area

Increases full year 2026 guidance as a result of recent acquisitions and positive commercial project developments

Declares quarterly cash dividend of $0.05 per share

HOUSTON—(BUSINESS WIRE)—WaterBridge Infrastructure LLC (NYSE: WBI; NYSE TX: WBI) (the “Company” or “WaterBridge”) today announced its financial and operating results for the second quarter of 2026.

Second Quarter 2026 Financial and Operational Highlights

•
Produced water handling volumes of 2.6 million barrels per day, representing an increase of 6% quarter-over-quarter
•
Revenue of $217.8 million, representing an increase of 8% quarter-over-quarter
•
Net income of $14.6 million
•
Net income margin of 7%
•
Adjusted EBITDA of $115.8 million
•
Adjusted EBITDA Margin of 53%(1)
•
Gross margin of $58.1 million
•
Adjusted Operating Margin of $124.1 million(1)
•
Announced quarterly cash dividend of $0.05 per share

Recent Milestones

•
Closed strategic acquisition of Ranger Water Midstream, adding ~70 Mbpd of produced water handling capacity, ~30 miles of produced water pipelines, and ~1.2MM barrels of produced water storage capacity in Lea County, New Mexico
•
Announced the near-term doubling of facilities and capacity of the Company's complementary environmental waste management business through two investments:
o
Agreed to acquire the Northern Delaware Basin Landfill (the "NDB Landfill") in Lea County, New Mexico, expanding the Company's environmental waste management footprint into desirable and growing New Mexico markets and providing another scalable platform for future growth
o
Invested in the near-term organic construction of a new ~280 acre environmental waste management facility in the Stateline region
o
WaterBridge’s two existing facilities set a daily processing record subsequent to quarter end, further bolstering conviction in the Company's environmental waste management business growth prospects
•
Updated full year 2026 guidance ranges based on the anticipated impacts of the Ranger Water Midstream acquisition, NDB Landfill acquisition, greenfield landfill facility construction, and high-return commercial projects to allow incremental growth capture:
o
Increased produced water handling volumes guidance range to 2.55 to 2.75 million barrels per day
o
Increased Adjusted EBITDA guidance range to $435 to $475 million
o
Increased Capital Expenditures guidance range to $530 to $590 million
•
Brought first volumes online for Speedway Phase I Pipeline project in July 2026, with volumes on track to continue ramping through the quarter
•
Announced that the special committee of independent directors formed to evaluate the potential conversion from a Delaware limited liability company to a Texas corporation acknowledges the long-term benefits of conversion and expects to re-visit the decision when full index eligibility requirements are met

Prior to the closing of WaterBridge's initial public offering (the "IPO") on September 18, 2025, WaterBridge completed the successful combination (the "Combination") of its legacy entities WaterBridge Equity Finance LLC ("WBEF"), WaterBridge NDB Operating LLC ("NDB Operating") and Desert Environmental LLC ("Desert Environmental"). For second quarter 2026 figures presented in this release, prior year figures are not presented for comparison, as they reflect only NDB Operating results, and therefore have limited utility relative to the current period. Instead, the Company will compare our current quarter results to the prior quarter results, and expects to be able to provide prior-year periods for comparison beginning in the third quarter of 2026. Comparisons to the second quarter of 2025 can be found in the Company's Quarterly Report on Form 10-Q, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on August 5, 2026.

Management Commentary

Jason Long, Chief Executive Officer of WaterBridge, stated, “Our second quarter results reflect the continued strength of our base business, with sequential growth in both volumes and revenue and operations continuing to outperform across the platform. Speedway Phase I is now online and ramping as expected, giving us strong visibility into one of our most important near-term growth drivers, while the ongoing ramp of the Kraken project further reinforces the durability of our underlying network. Just as encouraging is our ability to pair organic momentum with disciplined acquisitions, including the Ranger Water Midstream acquisition and the expansion of our environmental waste management platform through the NDB Landfill acquisition and new Stateline landfill construction, a reflection of the breadth of opportunity we continue to see across the Delaware Basin."

Scott McNeely, Chief Financial Officer of WaterBridge, stated, "Our second quarter results demonstrate the scalability of our platform, with revenue growing 8% quarter-over-quarter and Adjusted EBITDA increasing to $115.8 million from $102.9 million in the first quarter. We continue to generate competitive returns on the capital we are deploying, both toward strategic M&A and toward organic growth projects like Speedway and the New Devon Project, all of which are reflected in our increased full-year capital expenditure and Adjusted EBITDA guidance. With a strong balance sheet, ample liquidity, and growing visibility into the back half of the year, we are well positioned to fund this growth while continuing to return capital to shareholders."

Second Quarter Operational Results

Produced water handling volumes for the second quarter were 2.6 million barrels per day, representing a 6% increase compared to first quarter volumes. Volume growth was driven by the continued ramp of the Kraken project and an increase in commercial demand for access to our existing infrastructure.

Second quarter capital expenditures were $123.3 million, primarily driven by continued construction costs for the first phase of the Speedway Pipeline project and continued investments in our Stateline produced water infrastructure.

Gross margin and gross margin per barrel for the second quarter were $58.1 million and $0.22, respectively, an increase as compared to first quarter gross margin and gross margin per barrel of $48.2 million and $0.20, respectively. Adjusted Operating Margin and Adjusted Operating Margin per barrel were $124.1 million and $0.46 per barrel, respectively, as compared to first quarter Adjusted Operating Margin and Adjusted Operating Margin per barrel of $111.3 million and $0.45 per barrel, respectively.(1)

Second Quarter Financial Results

Revenue for the second quarter of 2026 was $217.8 million as compared to $201.0 million of revenue in the first quarter, representing an 8% sequential increase. Sequential revenue growth was mainly driven by increased volumes and higher rates on contracts operationalized within the quarter.

Net income for the second quarter of 2026 was $14.6 million as compared to net income of $9.5 million in the first quarter. Adjusted EBITDA was $115.8 million in the second quarter of 2026 as compared to Adjusted EBITDA of $102.9 million in the first quarter.(1)

Net income margin was 7% in the second quarter of 2026, and Adjusted EBITDA Margin was 53% in the second quarter of 2026.(1)

Second Quarter Commercial Updates

Ranger Water Midstream Acquisition

On June 22, 2026, WaterBridge closed the acquisition of Ranger Water Midstream ("Ranger") in Lea County, New Mexico. Under the terms of the agreement, WaterBridge acquired Ranger’s produced water gathering infrastructure in Lea County, New Mexico, for $80 million in cash. The acquired infrastructure includes disposal wells with approximately 70,000 barrels per day of total permitted capacity, approximately 30 miles of produced water gathering pipelines, and approximately 1.2 million barrels of produced water storage capacity.

The Ranger transaction further strengthens WaterBridge's position as the leading pure-play water infrastructure operator in the Northern Delaware Basin. The acquired infrastructure spans several townships in northern Lea County, extending the WaterBridge service footprint into central northern Lea County, where key Speedway operators continue to prioritize oil and gas development. The acquired bolt-on system serves a variety of large, high-quality producers and carries established acreage dedications that expand the Company's contracted throughput capacity for both produced water handling and supply water.

The acquired assets are proximal to WaterBridge's Speedway Phase 1 and anticipated Phase 2 infrastructure and service areas, providing operational flexibility and positioning the combined platform to maximize throughput as Speedway is placed into service. The acquired infrastructure provides WaterBridge with access to both gathering and supply volume streams in a competitive recycling environment. Existing contracts and surface use agreements associated with the acquisition further provide WaterBridge the opportunity to utilize dedicated Speedway volumes for treated supply.

In addition to its operational benefits, the transaction expands WaterBridge's commercial opportunity in the region, deepening relationships with key customers and broadening its overall service offering. The transaction is expected to be immediately accretive to all financial metrics prior to any synergies.

Environmental Waste Management Business Acquisitions

Subsequent to the quarter end, WaterBridge entered into an agreement to acquire the NDB Landfill in Lea County, New Mexico for net consideration of $169 million. The 560-acre facility includes ~44 million cubic yards of permitted capacity, with open capacity sufficient to handle more than 40 years of future solid waste volume, and includes on-site infrastructure that supports efficient liquid waste handling alongside its solid waste operations. The acquisition immediately expands WaterBridge's environmental waste management footprint into new markets across New Mexico. Lea County's sustained high levels of E&P activity support predictable and recurring waste volumes, and the transaction provides the Company another large, scalable platform in the basin for future growth in its environmental waste management business. The transaction is expected to close in the third quarter of 2026, subject to customary closing conditions, including the receipt of all required approvals and consents. The $169 million net acquisition price reflects a purchase price of $189 million for the NDB Landfill offset by a subsequent agreement to sell approximately 560 acres of fee surface underlying the NDB Landfill to LandBridge for total consideration of $20 million and enter into a long-term surface use agreement with LandBridge, which is anticipated to close simultaneously with the NDB Landfill acquisition, subject to customary closing conditions and receipt of all required consents and approvals, so that net consideration is considered to be $169 million for the transaction. The sale of the land to LandBridge, including the valuation and the surface use agreement, was approved by a Conflicts Committee of the Board consisting entirely of independent directors.

Subsequent to the quarter end, WaterBridge also invested in the near-term organic construction of a fourth environmental waste management facility in the Stateline region of the Delaware Basin. WaterBridge expects to begin construction on the facility in the third quarter of 2026, with the full facility expected to reach completion in mid-2027. Once constructed, the facility is expected to expand WaterBridge's integrated service capabilities across the Delaware Basin and generate direct operational efficiencies for the Company's core water handling business via reduced waste hauling costs.

These investments reflect WaterBridge's continued commitment to the high-return environmental waste management side of its business. Together, the NDB Landfill transaction and Stateline facility construction are expected to double WaterBridge's environmental waste management site count, expanding its platform from two facilities to four, and more than double its total permitted waste handling capacity across the Delaware Basin. WaterBridge's environmental waste management business is a leading provider of waste management services in the Delaware Basin, supporting the Company's core produced water infrastructure network by reducing hauling costs and reinforcing operational efficiencies across WaterBridge's broader footprint, while also expanding WaterBridge's general waste management potential as a complementary growth platform. In addition, these investments build on the Company's existing relationships with E&P customers and its strategically located infrastructure to extend high-margin, high-return waste solutions into new markets.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $347.6 million as of June 30, 2026, including approximately $300.0 million of available borrowing capacity under its revolving credit facility and total cash and cash equivalents of $47.6 million. The Company had $1.636 billion of total borrowings outstanding as of June 30, 2026, versus $1.486 billion as of March 31, 2026.

Subsequent to quarter close on August 4, 2026, WBI Operating LLC, a subsidiary of the Company ("OpCo"), entered into an agreement to amend (the "Amendment") its 2025 revolving credit agreement (the "2025 Revolving Credit Facility"). Pursuant to the Amendment, the aggregate revolving commitments were increased by $250.0 million, from $500.0 million to $750.0 million, through the exercise in full of the incremental commitment capacity available under the facility. Concurrently, the Amendment re-established incremental commitment capacity of up to an additional $250.0 million, which may be exercised by OpCo from time to time subject to the receipt of additional commitments and the satisfaction of the other conditions set forth in the 2025 Revolving Credit Facility. Giving effect to the foregoing, aggregate revolving commitments may be increased to up to $1.0 billion.

In addition, the Amendment reduced the applicable margins under the 2025 Revolving Credit Facility across the pricing grid by 0.25% (25 basis points) at each level. As amended, borrowings under the 2025 Revolving Credit Facility bear interest, at OpCo's option, at either (i) Term SOFR plus an applicable margin ranging from 1.75% to 2.75% or (ii) a base rate plus an applicable margin ranging from 0.75% to 1.75%, in each case determined based on the Company's leverage ratio.

Except as described above, the other material terms of the 2025 Revolving Credit Facility, including the maturity date and the financial and other covenants, remained unchanged.

Second Quarter 2026 Dividend

The Board declared a dividend on our Class A shares of $0.05 per share, payable on September 10, 2026, to shareholders of record as of August 27, 2026, and a corresponding required cash distribution to OpCo unitholders.

Updated 2026 Outlook

WaterBridge is updating its full-year 2026 guidance across three key metrics. Produced water handling volumes are now expected in the range of 2.55 to 2.75 million Bbl/d, reflecting the second-half volume impact of the Ranger infrastructure acquisition. Capital expenditures guidance has increased by $100 million to a range of $530 to $590 million, driven by high-return projects including integration-related capex for the Ranger infrastructure assets, construction of the Stateline landfill, acceleration of the New Devon Project, and incremental strategic capital projects across the footprint. Adjusted EBITDA guidance is now expected in the range of $435 to $475 million, reflecting expected second-half EBITDA contributions from both the Ranger infrastructure acquisition and the NDB Landfill acquisition.

(1) Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin and Adjusted Operating Margin per barrel are non-GAAP financial measures. See “Reconciliation of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which was filed with the SEC on August 5, 2026.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, August 6, 2026, at 11:00 a.m. Central Time to discuss its second quarter 2026 results. A live webcast of the conference call will be available on the Events and Presentations section of the WaterBridge Investor Relations website. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/566497241?pwd=t3X901xA to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time.

About WaterBridge

WaterBridge is a leading integrated, pure-play water infrastructure company with operations predominantly in the Delaware Basin, the most prolific oil and natural gas basin in North America, with additional assets in the Eagle Ford and Arkoma Basins. WaterBridge operates the largest integrated produced water infrastructure network in the United States, through which it provides water management solutions to oil and natural gas exploration and production companies under long-term contracts, which include gathering, transporting, recycling and handling produced water. Headquartered in Houston, Texas, WaterBridge is a first mover in the water midstream sector and benefits from an experienced and entrepreneurial management team. WaterBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. Learn more at www.wbinfra.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements that are based on WaterBridge’s beliefs, as well as assumptions made by, and information currently available to, WaterBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although WaterBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, WaterBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our services; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war, as well as the conditions in South America, Central America, China and Russia and acts of terrorism or sabotage, actions relating to oil price and production controls by OPEC+, with respect to oil production levels and announcements of potential changes to such levels; our reliance on a limited number of customers, and on a particular region for a substantial majority of our revenues, including the potential consolidation of such customers within such region and the degree to which such consolidation may affect spending on U.S. drilling and completions in the near term; our ability to enter into favorable contracts with our customers, including the prices we are able to charge and the margins we are able to realize; commodity price volatility and trends related to changes in commodity prices, and our customers’ ability to successfully navigate through such volatility; the availability of additional pore space for future capacity expansion; the level of competition from other water management companies; changes in the prices charged to our customers and availability of services necessary for our customers to conduct their businesses, as a result of scarcity, government regulations or other factors; our and our customers’ ability to obtain necessary supplies, raw materials and other critical components on a timely basis, or at all, including any impacts presented by imposed or potential tariffs, shortages, price increases and any reactions thereto in international trade; any planned or future expansion projects by us or our customers; our ability to continue the payment of dividends; the development of advances or changes in energy technologies or practices; our ability to successfully implement our growth plans, including through organic growth projects, future acquisitions or otherwise; the potential deterioration of our customers’ financial condition and their ability to access capital to fund their development programs; our and our customers’ ability to obtain government approvals or acquire or maintain necessary permits, including those related to the development and operation of produced water handling facilities; operational disruptions and liability related thereto associated with our customers, including those due to environmental hazards, fires, explosions, chemical mishandling or other industrial accidents; our customers' liquidity and ability to access the capital markets on favorable terms, or at all, which depends on general market conditions, including the impact of inflation, tariffs and international trade, interest rates and related governmental policies; the effects of changes in general economic, business or industry conditions and market volatility, including as a result of slowing growth, a potential economic recession, an elevated inflation rate, high interest rates, changes in U.S. and international trade policies and relations, and central bank policy, as well as associated liquidity risks; uncertainty surrounding potential foreign, federal, state or local legal, regulatory and policy changes, including with respect to energy production, taxes, imposed or proposed tariffs and foreign trade policies, safety and surface uses, as well as the potential for general market volatility and regulatory uncertainty; and our level of indebtedness and our ability to service our indebtedness. These risks, as well as other risks associated with WaterBridge, are also more fully discussed in WaterBridge’s filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access WaterBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, WaterBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

SECOND QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025
Revenues:
Produced water handling	$169,704	$153,197	$155,475
Produced water handling - related party	27,927	28,740	30,555
Water solutions	8,425	8,490	10,563
Water solutions - related party	893	524	1,502
Other revenues	9,703	8,675	9,131
Other revenues - related party	1,120	1,351	1,655
Total revenues	217,772	200,977	208,881

Direct operating costs	73,004	70,040	79,007
Direct operating costs - related party	14,545	13,798	14,357
Depreciation, depletion, amortization and accretion	72,100	68,947	68,687
Total cost of revenues	159,649	152,785	162,051

General and administrative expense	17,682	16,811	24,058
Loss (gain) on disposal of assets, net	8	(74)	148
Other operating expense, net	165	999	341
Operating income	40,268	30,456	22,283

Interest expense, net	22,708	19,992	25,380
Loss on extinguishment of debt, net	-	-	11,411
Other expense (income), net	794	(112)	(137)
Income (loss) before income taxes	16,766	10,576	(14,371)
Income tax expense (benefit)	2,211	1,055	(788)
Net income (loss)	$14,555	$9,521	$(13,583)
Net income (loss) attributable to noncontrolling interest	9,446	6,006	(9,713)
Net income (loss) attributable to WaterBridge Infrastructure LLC	$5,109	$3,515	$(3,870)

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	June 30, 2026	December 31, 2025
Current assets:
Cash and cash equivalents	$47,624	$51,543
Accounts receivable, net	171,972	161,645
Related party accounts receivable	39,744	30,469
Other receivables	1,110	2,634
Prepaid expenses and other current assets	8,006	14,834
Total current assets	268,456	261,125

Non-current assets:
Property, plant and equipment, net	2,477,362	2,285,536
Intangible assets, net	923,228	935,708
Goodwill	51,993	53,127
Deferred tax assets	185,758	131,805
Other assets	31,416	32,719
Total non-current assets	3,669,757	3,438,895
Total assets	$3,938,213	$3,700,020

Liabilities and equity
Current liabilities:
Accounts payable	$51,229	$38,732
Related party accounts payable	5,614	5,851
Accrued liabilities	100,688	129,610
Related party accrued liabilities	5,878	516
Current portion of long-term debt	6,606	12,546
Other current liabilities	4,294	1,685
Total current liabilities	174,309	188,940

Non-current liabilities:
Long-term debt, net of debt issuance costs	1,609,931	1,431,837
Tax receivable agreement liability	294,552	201,375
Other long-term liabilities	31,132	30,259
Total non-current liabilities	1,935,615	1,663,471
Total liabilities	2,109,924	1,852,411

Commitments and contingencies

Class A shares, unlimited shares authorized and 55,453,118 shares issued and outstanding as of June 30, 2026. Unlimited shares authorized and 43,264,850 shares issued and outstanding as of December 31, 2025.	760,474	606,843
Class B shares, unlimited shares authorized and 68,003,091 shares issued and outstanding as of June 30, 2026. Unlimited shares authorized and 80,190,150 shares issued and outstanding as of December 31, 2025.	-	-
Accumulated deficit	(551)	(4,537)
Total shareholders’ equity attributable to WaterBridge Infrastructure LLC	759,923	602,306
Noncontrolling interest	1,068,366	1,245,303
Total shareholders’ equity	1,828,289	1,847,609
Total liabilities and equity	$3,938,213	$3,700,020

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025
Cash flows from operating activities
Net income (loss)	$14,555	$9,521	$(13,583)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	72,100	68,947	68,687
Amortization of debt issuance costs	1,045	1,025	980
Share-based compensation	2,583	2,584	2,745
Contractual customer relationships amortization	458	458	458
Loss (gain) on disposal of assets, net	8	(74)	148
Tax receivable agreement remeasurement	3,236	-	-
Deferred income tax expense (benefit)	1,808	892	(826)
Loss on extinguishment of debt, net	-	-	11,411
Other	484	343	345
Changes in operating assets and liabilities:
Accounts receivable	(9,516)	5,005	(10,259)
Related party accounts receivable	(1,673)	(7,602)	5,378
Prepaid expenses and other assets	4,418	2,422	2,114
Accounts payable	2,725	2,409	(4,638)
Taxes payable	446	163	(95)
Related party accounts payable	(191)	(46)	255
Contract liabilities	(147)	(148)	(147)
Accrued and other liabilities	(27,444)	9,204	25,207
Net cash provided by operating activities	64,895	95,103	88,180

Cash flows from investing activities
Acquisitions	(82,760)	-	-
Capital expenditures	(123,286)	(110,940)	(89,209)
Proceeds from disposal of assets	55	1,243	115
Net cash used in investing activities	(205,991)	(109,697)	(89,094)

Cash flows from financing activities
Proceeds from debt	150,000	25,000	1,450,000
Dividends, dividend equivalents and distributions paid	(6,215)	(6,217)	-
Repayments of debt	(4,503)	(4,230)	(1,712,083)
Offering costs	(626)	(540)	(5,935)
Repayments of finance leases	(343)	(283)	(256)
Deferred offering costs	(244)	-	-
Debt issuance costs	(17)	-	(25,918)
Taxes paid related to net share settlement of RSUs	-	(11)	-
Net cash provided by (used in) financing activities	138,052	13,719	(294,192)
Net decrease in cash and cash equivalents	(3,044)	(875)	(295,106)
Cash and cash equivalents - beginning of period	50,668	51,543	346,649
Cash and cash equivalents - end of period	$47,624	$50,668	$51,543

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Operating Margin, and Adjusted Operating Margin per barrel are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, depletion and accretion; share-based compensation; non-recurring transaction-related expenses; litigation settlements and expenses incurred outside of the ordinary course of business; debt modification and extinguishment costs; gains or losses on disposal of assets and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025
Net income (loss)	$14,555	$9,521	$(13,583)
Adjustments:
Depreciation, depletion, amortization and accretion	72,100	68,947	68,997
Interest expense, net	22,708	19,992	25,380
Income tax expense (benefit)	2,211	1,055	(788)
EBITDA	$111,574	$99,515	$80,006
Adjustments:
TRA remeasurement loss	3,236	-	-
Share-based compensation - RSUs	1,748	1,759	1,737
Share-based compensation - NDB Incentive Units	835	825	1,008
Transaction-related expenses(1)	211	223	9,133
Loss (gain) on disposal of assets, net	8	(74)	148
Sales tax liability release(2)	(298)	-	(237)
Temporary power costs	-	352	273
Debt modification and extinguishment costs	-	-	11,545
Other(3)	(1,548)	344	227
Adjusted EBITDA	$115,766	$102,944	$103,840

Total revenues	217,772	200,977	208,881
Net income (loss) margin	7%	5%	(7)%
Adjusted EBITDA Margin	53%	51%	50%
(1)
Transaction-related expenses consist of non-capitalizable transaction costs associated with the Ranger acquisition, corporate reorganization and non-capitalizable IPO-related charges.
(2)
Sales tax liability release represents the release of a liability associated with transaction taxes recorded in conjunction with a historical acquisition.
(3)
Other consists of abandoned well costs, abandoned project costs, and other non-cash or non-recurring items.

Adjusted Operating Margin and Adjusted Operating Margin per barrel are dependent upon the volume of produced water the Company gathers and handles, the volume of recycled water and brackish water WaterBridge sells and transfers, the fees WaterBridge charges for such services and the recurring operating expenses WaterBridge incurs to perform such services. The Company defines Adjusted Operating Margin as gross margin plus depreciation, depletion, amortization and accretion excluding other revenues and cost of other revenues not associated with our produced water handling and water solution revenue streams. WaterBridge defines Adjusted Operating Margin per barrel as Adjusted Operating Margin divided by total volumes handled, sold or transferred.

WaterBridge seeks to enhance WaterBridge’s Adjusted Operating Margin in part by reducing, to the extent appropriate, expenses directly tied to operating WaterBridge’s assets. Landowner royalties, power expenses for handling and treatment facilities, direct labor costs, chemical costs, workover expenses and repair and maintenance costs comprise the most significant portion of its expenses. WaterBridge’s operating expenses are largely variable and, as such, generally fluctuate in correlation with throughput volumes.

WaterBridge’s Adjusted Operating Margin incrementally benefits from increased water solutions recycled water sales. When produced water is recycled, WaterBridge recognizes cost savings from reduced landowner royalties, reduced pumping costs, lower chemical treatment and filtration costs and reduced power consumption.

The following table sets forth a reconciliation of gross margin and gross margin per barrel, as determined in accordance with GAAP to Adjusted Operating Margin and Adjusted Operating Margin per barrel for the periods presented for our produced water handling and water solutions revenues.

	Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025
(Dollars in thousands, except per barrel data)
Total revenues	$217,772	$200,977	$208,881
Cost of revenues	(159,649)	(152,785)	(162,051)
Gross margin	58,123	48,192	46,830
Less: Other revenues	(10,823)	(10,026)	(10,786)
Less: Cost of other revenues(1)	4,705	4,236	3,906
Depreciation, depletion, amortization and accretion	72,100	68,947	68,997
Adjusted Operating Margin	$124,105	$111,349	$108,947
Total volumes(2) (MBbls)	269,311	245,749	264,995
Gross margin ($/Bbl)	$0.22	$0.20	$0.18
Adjusted Operating Margin ($/Bbl)	$0.46	$0.45	$0.41
(1)
Cost of other revenues includes direct operating costs associated with our energy waste management, gas transportation and divested crude transportation services.
(2)
Total volumes exclude skim oil volumes.

Contacts

Scott McNeely
Chief Financial Officer
Contact@wbinfra.com

Mae Herrington
Director, Investor Relations
IR@wbinfra.com

Media

Daniel Yunger / Nathaniel Shahan
Kekst CNC
kekst-waterbridge@kekstcnc.com